Exhibit 2.2
AMENDMENT TO PURCHASE AND SALE AGREEMENT
     This Amendment to Purchase and Sale Agreement (this “Amendment”) is entered into this 1st day of October, 2007, by and between Targa Resources Holdings LP (“Seller”) and Targa Resources Partners LP (“Buyer”) as follows:
     WHEREAS Seller and Buyer have heretofore entered into that certain Purchase and Sale Agreement dated September 18, 2007 (the “Purchase and Sale Agreement”) providing for the acquisition by Buyer from Seller of certain entities which own Seller’s Texas Gathering System and Louisiana Gathering System (as defined in the Purchase and Sale Agreement);
     WHEREAS, Seller and Buyer desire now to amend subsection (iii) of Section 2.2 of the Purchase and Sale Agreement to make clear how the purchase price will be calculated under Section 2.2;
     NOW THEREFORE, in consideration of the agreements herein, the parties agree as follows:
1. Amendment. Section 2.2 of the Purchase and Sale Agreement is hereby amended to read in its entirety as follows:
     “Section 2.2 Purchase Price. The consideration payable by Buyer to Seller for the Purchased Interests (the “Purchase Price”) shall be the cash amount calculated as (i) Seven Hundred Five Million Dollars ($705,000,000) plus (ii) any Hedge Transfer Breakup Costs minus (iii) an amount calculated as (x) the aggregate offering price of common units sold by Buyer to provide proceeds to acquire the Purchased Interests divided by .98 times (y) .02. The purchase price reduction in subsection (iii) above gives effect to and recognizes a deemed capital contribution by the general partner of Buyer to Buyer in such amount at the Closing.”
2. Limited Effect. Except as amended hereby, the Agreement shall remain in force and effect in accordance with its terms as currently written.
3. Miscellaneous. THIS AMENDMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. This Amendment may be executed by facsimile and in counterparts and each counterpart when taken together will constitute one agreement.
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     IN WITNESS WHEREOF, the undersigned have executed this Amendment effective as of the date first written above.

TARGA RESROUCES HOLDINGS LP

By:	Targa Resources Holdings GP LLC, its general partner

By:	/s/ Rene R. Joyce
Name: Rene R. Joyce
Title: Chief Executive Officer
TARGA RESOURCES PARTNERS LP

By:	Targa Resources GP LLC, its general partner

By:	/s/ Joe Bob Perkins
Name: Joe Bob Perkins
Title: President